UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

PARATEK PHARMACEUTICALS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

This Schedule 14A filing consists of communications from Paratek Pharmaceuticals, Inc., a Delaware corporation (the “Company”), to the Company’s employees relating to the Agreement and Plan of Merger, dated June 6, 2023, by and among the Company, Resistance Acquisition, Inc., a Delaware corporation (“Parent”) and Resistance Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the “Merger Agreement”).

The following FAQ was provided to Company personnel on July 11, 2023, in response to employee questions submitted between June 6, 2023 and July 11, 2023:

Future of the business, research

Q.  Will the R&D budget be expanded?

A.  We are conducting all business as usual at this time. We anticipate the transaction to close in the third business quarter of this year.

Employee benefits and human resources issues (general, stock awards, flexible workplace)

Q.  Will our benefits (e.g., health insurance and 401(k)) be changing when we close? When will changes any to benefits be communicated? Does GPC – Novo expect our benefits to be significantly different?

A.  We don’t currently expect any material changes to our benefit programs at the time of the transaction closing. As is customary, we may make some changes to our benefit programs as part of our annual renewal process. Open enrollment for next year’s benefits typically occurs in the 4th quarter of the calendar year, and we don’t anticipate any changes to our benefit plans before year-end.

We can’t speculate on whether or how benefits may change in the future but we are confident that Paratek will continue to carry the same culture.

Q.  If our equity awards (stock options, RSUs and/or PRSUs) are not yet fully vested, will we get paid for those or only vested awards? What happens to the “unvested awards”? Will we lose awards that have not yet vested?

A.  For employees who hold fully vested common stock of Paratek, upon closing of the transaction following all required steps and approvals, you will receive $2.15 per share in cash, less applicable withholding taxes, and a contingent value right that represents the right to receive $0.85 per share (the “CVR”), less applicable withholding taxes, upon satisfaction of certain performance conditions as set forth in the CVR Agreement.

Stock options granted by the Company to purchase common stock that are outstanding and unvested will vest in full at the time of closing, and all outstanding stock options will be treated based on the exercise price as listed below:

i.   Stock options with an exercise price equal to or greater than $3.00 per share will be cancelled for no consideration.

ii.  Stock options with an exercise price of less than $2.15 per share will be cancelled and, in exchange therefor, the holder of such cancelled options will receive an amount in cash equal to the product of the number of shares subject to such options multiplied by the excess of $2.15 over the exercise price, less applicable withholding taxes, plus a right to receive a cash payment in the amount of $0.85 (the “CVR Payment”) per share, less applicable withholding taxes, subject to the cancelled options if the conditions to payment of CVRs set forth in the CVR Agreement are satisfied.

iii. Stock options with an exercise price between $2.15 and $2.99 per share will be cancelled, and, in exchange therefor, the holder of such cancelled options will receive either (a) or (b) as described below.

- (a)  if the conditions to payment of CVRs set forth in the CVR Agreement are satisfied, an amount in cash, less applicable withholding taxes, equal to (1) the excess of (x) the sum of $2.15 plus the CVR Payment, over (y) the per share exercise price, multiplied by (2) the total number of shares subject to such options, or

- (b)  if the conditions to payment of CVRs set forth in the CVR Agreement are not satisfied, no consideration will be provided.

Unvested restricted stock units (RSUs) and performance restricted stock units (PRSUs) will be cancelled and, in exchange therefor, the holder of such cancelled RSUs and PRSUs will receive an amount in cash equal to $2.15, less applicable withholding taxes, plus the CVR Payment, less applicable withholding taxes, if the conditions to payment of CVRs set forth in the CVR Agreement are satisfied, multiplied by the number of shares subject to the RSUs or PRSUs, provided that the cash payment and CVR Payment will remain subject to the same vesting conditions as were applicable to each RSU or PRSU, as applicable, prior to the closing of the transaction and will only be paid to the extent the vesting conditions are satisfied.

The transaction does not limit your ability to sell your Paratek shares prior to the closing of the transaction if you are not working on or being informed of the details of the transaction; however, you are still subject to the Insider Trading Policy. Employees working on the transaction, or who have been informed of the details of the transaction, will remain subject to a trading blackout through the closing. If you have any questions about trading, please contact Legal.

Q.  Will Paratek still be conducting a mid-year review and promotion process?

A.  Paratek will continue to operate as a separate and independent company until the transaction closes. We expect to communicate the timeline and initiate our mid-year process this month.

Q. Will Paratek employees still be able to work remotely?

A.  Paratek will continue to operate as a separate and independent company until the transaction closes. We expect no material impact on responsibilities and roles, compensation, and benefits before the transaction closes. Once the transaction closes, more decisions will be made and shared with employees about the future Paratek. We are confident that Paratek will continue to carry the same culture.

Severance policy

Q.  The FAQs indicated that “the Company has adopted a change-in-control severance policy for employees who are impacted.” What is the exact policy?

A.  The Company has adopted a change-in-control severance plan to provide benefits to certain eligible employees in the event of a qualifying termination within 9 months following the closing date of the transaction and subject to the terms and conditions of the plan. The plan can be found on our employee resource center at the following link: Change in Control Severance Plan (Final Form).docx

Q.  Can employees volunteer for a severance package?

A.  No. Eligibility to participate in the Company’s change-in-control severance plan is limited to certain eligible employees whose employment is terminated by the Company without cause or who resign for certain specified circumstances, in either case, within nine months following the closing date.

Acquisition details

Q.  Is the $320 million CVR trigger announced in the agreement only inclusive of U.S. sales?

A.  Yes. The Contingent Value Right (CVR), which allows holders to receive an additional payment if a certain event occurs, is aligned to the achievement of $320 million in U.S. NUZYRA net sales (excluding certain permitted deductions, payments under our contract with ASPR-BARDA, certain government payments and certain royalty revenue) in any calendar year ending on or prior to December 31, 2026.

Q.  When will we receive the $2.15 in cash per share of our stock?

A.  For employees who hold common stock of Paratek, upon closing of the transaction following all required approvals, you will receive $2.15 per share in cash and a CVR for each share of common stock that is vested.

Q.  Can you explain more about the specific role that GPC will have versus the role that Novo will have? Is the acquisition 50-50? Will members from each company be on the board? Is there one company with more decision-making power than the other?

A.  We are not yet informed about how the governance of the new Paratek will be operated.

Q.  Please provide us with more information regarding Novo Holdings and its relationship to Novo Nordisk A/S.

A.  For additional information regarding Novo Holdings, please see: https://novoholdings.dk/about/.

Q.  Is Paratek’s acquisition similar to what happened to Melinta?

A.  Similar to Melinta, Paratek is changing from a publicly traded company to a private company. However, unlike Melinta, Paratek is delivering value to our shareholders both in upfront cash consideration at closing and in future value offered by a CVR and has no plans to declare bankruptcy.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those implied by the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of the Company and members of its senior management team and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Forward-looking statements include, without limitation, statements regarding the proposed transaction, similar transactions, prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for the Company’s business; the commercial success of the Company’s products; the timing of and receipt of filings and approvals relating to the proposed transaction; the expected timing of the completion of the proposed transaction; the ability to complete the proposed transaction considering the various closing conditions; and the accuracy of any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the merger; uncertainties as to how many of the Company’s stockholders will vote their stock in favor of the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the Agreement and Plan of Merger, dated as of June 6, 2023, among Paratek Pharmaceuticals, Inc. (“the Company”), Resistance Merger Sub, Inc. and Resistance Acquisition, Inc. (the “Merger Agreement”), including circumstances requiring a party to pay the other party a termination fee pursuant to the Merger Agreement; the ability of the parties to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to the consummation of the proposed transaction, including the ability to secure regulatory approvals and stockholder approval on the terms expected, at all or in a timely manner; the effects of the transaction (or the announcement or pendency thereof) on relationships with associates, customers, manufacturers, suppliers, employees (including the risks relating to the ability to retain or hire key personnel), other business partners or governmental entities; transaction costs; the risk that the merger will divert management’s attention from the Company’s ongoing business operations or otherwise disrupt the Company’s ongoing business operations; changes in the Company’s businesses during the period between now and the closing; certain restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; risks associated with litigation relating to the proposed transaction; the Company’s ability to continue as a going concern; our ability to maintain or expand regulatory approvals or commercialize our products; the results of any ongoing or future clinical trials may not satisfy U.S. or non-U.S. regulatory authorities; the regulatory approval process is expensive, time consuming and uncertain; our dependence on the commercialize success of NUZYRA and, to a lesser extent, SEYSARA; our dependence on funding from BARDA; our substantial indebtedness; risk associated with litigation; the uncertainty associated with the current worldwide economic conditions and the continuing impact on economic and financial conditions in the United States and around the world, including as a result of COVID-19, rising inflation, increasing interest rates, natural disasters, military conflicts, including the conflict between Russia and Ukraine, terrorist attacks and other similar matters, and other risks and uncertainties detailed from time to time in documents filed with the SEC by the Company, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K. All forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by applicable law. The information set forth herein speaks only as of the date hereof.

Additional Information and Where to Find It

This communication may be deemed solicitation material in respect of the proposed acquisition of the Company by Merger Sub. This communication does not constitute a solicitation of any vote or approval. In connection with the proposed transaction, the Company has filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) and plans to file a definitive proxy statement regarding the proposed transaction (the “Proxy Statement”). When completed, the Company will mail or otherwise provide the definitive proxy statement to its stockholders in connection with the proposed transaction. The Company and affiliates of the Company have jointly filed a transaction statement on Schedule 13e-3 (the “Schedule 13e-3”). The Company may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Proxy Statement or any other document that may be filed by the Company with the SEC.

BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND THE SCHEDULE 13E-3 IN THEIR ENTIRETY AND ANY OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.

Any vote in respect of resolutions to be proposed at a stockholder meeting of the Company to approve the proposed transaction or related matters, or other responses in relation to the proposed transaction, should be made only on the basis of the information contained in the Proxy Statement. Stockholders may obtain a free copy of the Proxy Statement, the Schedule 13e-3 and other documents the Company files with the SEC (when available) through the website maintained by the SEC at www.sec.gov. the Company makes available free of charge on its investor relations website at www.paratekpharma.com/investor-relations copies of materials it files with, or furnishes to, the SEC.

The proposed transaction will be implemented solely pursuant to the Agreement and Plan of Merger, dated as of June 6, 2023, among the Company, Merger Sub and Resistance Acquisition, Inc., which contains the full terms and conditions of the proposed transaction.

Participants in the Solicitation

The Company and certain of its directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Security holders may obtain information regarding the names, affiliations and interests of the Company’s directors and executive officers in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on March 16, 2023. To the extent the holdings of the Company’s securities by the Company’s directors and executive officers have changed since the amounts set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Investors may obtain additional information regarding the interests of participants in the solicitation of proxies from the Company’s stockholders in connection with in the proposed transaction, which may, in some cases, be different than those of the Company’s stockholders generally, by reading the proxy statement relating to the proposed transaction when it is filed with the SEC and other materials that may be filed with the SEC in connection with the proposed transaction when they become available. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the investor relations page of the Company’s website at www.paratekpharma.com/investor-relations.